FOR IMMEDIATE RELEASE                                  FOR MORE INFORMATION CALL

December 6, 2002                               Investors:      Robert A. Brvenik
                                                             President and Chief
                                                               Financial Officer
                                                                  (410) 234-1750

                                                 Media:          Steven A. Sless
                                                                Public Relations
                                                                  (410) 234-8333



     PRIME RETAIL COMPLETES SALE OF THREE OUTLET CENTERS FOR $132.5 MILLION
               Mega Deal Loan reduced to $264.1 million at closing
    Net proceeds to be used to pay down Mezzanine Loan to approximately $5.0 million

     BALTIMORE - Prime Retail, Inc. (the "Company") (OTC Bulletin Board: PMRE, PMREP, PMREO) today announced the completion on December 6, 2002 of two separate transactions involving the sale of three outlet centers for aggregate cash consideration of $132.5 million.
     The first transaction involved the sale of two outlet centers (collectively, the "Colorado Properties") located in Castle Rock, Colorado and Loveland, Colorado, which contain an aggregate of 808,000 square feet of gross leasable area ("GLA"). The Colorado Properties were sold to TGS (U.S.) Realty for cash consideration of $96.0 million. The net proceeds from the sale of the Colorado Properties are expected to be approximately $12.4 million, after (i) required defeasance of mortgage indebtedness, (ii) payment of closing costs and expenses and (iii) release of certain escrowed funds. The Colorado Properties were part of a collateral package of fifteen properties that secured a non-recourse mortgage loan (the "Mega Deal Loan"). The Mega Deal Loan has an interest rate of 7.782% and is scheduled to mature on November 11, 2003.
     The second transaction involved the sale of Prime Outlets of Puerto Rico (the "Puerto Rico Property"), an outlet center located in Barceloneta, Puerto Rico consisting of 176,000 square feet of GLA. The Puerto Rico Property was sold to PR Barceloneta, LLC for cash consideration of $36.5 million. The net proceeds from the sale are expected to be approximately $13.9 million, after (i) repayment in full of $19.2 million of existing first mortgage indebtedness on the Puerto Rico Property, (ii) payment of closing costs and fees, (iii) establishment of certain escrows at closing and (iv) release of certain escrowed funds. The Company will continue to manage, market and lease Prime Outlets of Puerto Rico pursuant to a management agreement with the new owner.

     In connection with the sale of the Colorado Properties, $74.8 million of the sales proceeds were used to partially defease the Mega Deal Loan, reducing the outstanding principal balance of the Mega Deal Loan to $264.1 million. The Company expects to use the estimated net proceeds from the sale of the Colorado Properties and the Puerto Rico Property to make a principal pay down of approximately $25.2 million on a mezzanine loan (the "Mezzanine Loan") obtained in December 2000 in the original amount of $90.0 million. After the expected pay down, the remaining outstanding principal balance of the Mezzanine Loan will be approximately $5.0 million. As previously announced, under the terms of a modification to the Mezzanine Loan completed on November 1, 2002, the Company is required to make mandatory principal prepayments with net proceeds from asset sales or other capital transactions of not less than $12.0 million by December 31, 2002. The pay down of the Mezzanine Loan with the estimated net proceeds from the sale of the Colorado Properties and the Puerto Rico Property will satisfy this mandatory principal repayment requirement.
     Prime Retail is a self-administered, self-managed real estate investment trust engaged in the ownership, leasing, marketing and management of outlet centers throughout the United States. After the sales described herein, Prime Retail owns and/or manages 38 outlet centers totaling approximately 10.5 million square feet of GLA. The Company also owns 154,000 square feet of office space. Prime Retail has been an owner, operator and a developer of outlet centers since 1988. For additional information, visit Prime Retail's website at www.primeretail.com.
     Some of the statements contained herein which are not statements of historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management's current views with respect to future events and financial performance. The words "believes," "expects," "anticipates," "estimates" and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company's filings with the Securities and Exchange Commission. Prime Retail accepts no responsibility for updating forward-looking statements.

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